EXHIBIT 99.2




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AmeriCann  Partners with Medical Marijuana  Applicants in Illinois in $9 Million
Alliance

PR Newswire

DENVER, Oct. 20, 2014

DENVER, Oct. 20, 2014 /PRNewswire/ -- AmeriCann, Inc. (ACAN OTCQX), a company that develops cannabis cultivation facilities and provides capital for cannabis entrepreneurs, has partnered with local medical marijuana applicants in the state of Illinois.

"AmeriCann's management team members have had extensive first-hand experience with compassionate medical marijuana programs for many years," AmeriCann CEO Tim Keogh stated. "We have seen the tremendous benefits that patients have received from medical cannabis and, as an organization, we are proud to play a role in helping to potentially bring an important medicine to patients in Illinois."

In Illinois, the Compassionate Use of Medical Cannabis Pilot Program Act was signed by Governor Quinn on August 1, 2013, and went into effect on January 1, 2014. The Department of Agriculture is responsible for registering and regulating up to 22 cultivation centers allowed by the law.

Mr. Keogh added, "AmeriCann has been actively consulting with and funding cannabis entrepreneurs in Colorado. These Illinois partnerships demonstrate our commitment to expanding our support on a national level. As more states embrace compassionate medical marijuana programs the need for experience, knowledge and capital should increase dramatically."

Under the terms of the agreements, in addition to consulting, AmeriCann would provide capital for the acquisition of land, working capital and construction for new, state-of-the-art cannabis cultivation facilities. If all licenses are granted to its partners in Illinois, the total investment could exceed $9,000,000.

AmeriCann's current agreements to provide its expertise and capital are dependent upon its partners receiving licenses for which they have applied. Also, the company's financing of the facilities is contingent upon AmeriCann's ability to secure additional funding for the projects.

About AmeriCann

AmeriCann Inc. (OTCQX: ACAN), with corporate offices in Denver and Boston, is a publicly traded company that delivers an essential set of services to the rapidly developing regulated cannabis industry. Utilizing the extensive experience of its accomplished management team, AmeriCann provides real estate development, research, consulting and capital to the medical marijuana industry. The size of the marijuana industry is estimated to be $1.2 billion and is projected to reach $10.2 billion by 2018.

AmeriCann has deployed over $3,000,000 in capital in Colorado, and plans to expand throughout the country aggressively as new states approve and regulate medical marijuana. More information about the Company is available at ACANinfo.com.

Forward-Looking Statements

This  press  release   contains   "forward-looking   statements"   that  include
information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved.

Media Contact: AmeriCann, Inc., 303-862-9000 or media@ACANinfo.com
Twitter: @acaninfo
Website: http://www.ACANinfo.com
To view the original version on PR Newswire, visit:http://www.prnewswire.com/ news-releases/americann-partners-with-medical-marijuana-applicants-in-illinois-in-9-million-alliance-906298257.html

SOURCE AmeriCann, Inc.
Copyright (C) 2014 PR Newswire. All Rights Reserved

The above  news  release  has been  provided  by the above  company  via the OTC
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Inc. are solely responsible for the accuracy of such news releases.